FIDELITY BOND ALLOCATION AGREEMENT

This Fidelity Bond Allocation Agreement (the “Agreement”) is entered into as of August 1, 2019, by and among Janus Investment Fund (“JIF”), on behalf of each of its series and Janus Aspen Series (“JAS”), on behalf of each of its series. JIF and JAS are each referred to herein individually as a “Trust” and collectively as the “Trusts.” Each series of JIF and JAS is referred to herein individually as a “Fund” and collectively as the “Funds.”

The Trusts are joint insureds under one or more investment company blanket bonds (the “Bond”) and wish to comply with the provisions of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”).

In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.         Primary Coverage. Each Trust shall have “primary” (i.e., minimum assured) coverage under the Bond with respect to each loss covered under the Bond in the amount shown for such Trust on Schedule A hereto.

2.         Allocation of Premiums. The premium on the Bond for any policy period shall be allocated among the Trusts on the basis of Trusts’ proportionate share of the sum of premiums that would have been paid if such bond were purchased separately by the respective parties as determined by the insurer. Further allocation among the Trusts and Funds shall be based on net assets or assets under management of the respective Trusts/Funds at the start of such Policy Period.

3.         Recovery of Sufficient Coverage. Recovery by all insureds of a loss covered under the Bond that does not exceed the limit of coverage provided by the Bond shall be paid in full to the respective insureds in the amount of their respective covered losses.

4.         Allocation of Insufficient Coverage. Recovery of a loss covered under the Bond sustained by more than one insured that in the aggregate exceeds the amount of coverage provided by the Bond shall be equitably and proportionately shared among all such insureds in amounts consistent with the portion of the Bond premium allocated to each such insured, provided that, in any event, each such insured Trust collectively shall receive not less than the respective primary coverage for such party shown on Schedule A. Recovery by a Trust under the Bond shall likewise be allocated among the Funds of the Trust based upon the relative premiums for such policy period borne by the Funds incurring such loss.

5.         Deductibles. No deductible under the Bond shall be required for any Trust with respect to a loss resulting from larceny or embezzlement.

6.         Prior Agreements. This Agreement shall become effective as of August 1, 2019, and shall supersede any previous agreement between the applicable parties relating to the allocation of premiums and coverage under any joint-insured fidelity bond, and any such agreement is hereby terminated. If and to the extent there is any recovery of a covered loss under the Bond resulting from a claim arising during any period when a party hereto was covered under the Bond but was not yet a party to this Agreement, the terms of this Agreement shall nonetheless control as if it was in full force and effect with respect to that party on that date.

7.         Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

8.         Counterparts. This agreement may be executed in counterparts, each of which will be deemed an original, but all which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have each executed this Agreement by their respective officers as of the date set forth above.

Attest:	JANUS INVESTMENT FUND

/s/ Kathryn L. Santoro	By:	/s/ Jesper Nergaard
Kathryn L. Santoro		Jesper Nergaard
Vice President, Chief Legal Counsel and Secretary		Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

Attest:	JANUS ASPEN SERIES

/s/ Kathryn L. Santoro	By:	/s/ Jesper Nergaard
Kathryn L. Santoro		Jesper Nergaard
Vice President, Chief Legal Counsel and Secretary		Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

Primary Coverages

Janus Investment Fund	$2,500,000

Janus Aspen Series	$2,500,000

Total	$5,000,000